Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1818 Market Street
Philadelphia, PA 19103

For further information contact:	For release: Immediately
Jeffrey Shields (media) 215-977-6056
Peter Gvazdauskas (investors) 215-977-6322
SUNOCO LOGISTICS REPORTS EARNINGS FOR THE THIRD QUARTER 2013 AND FOURTH CONSECUTIVE 5 PERCENT QUARTERLY DISTRIBUTION INCREASE
PHILADELPHIA, November 5, 2013 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced its results for the third quarter ended September 30, 2013. Adjusted EBITDA for the three months ended September 30, 2013 decreased $23 million to $181 million compared to the third quarter 2012. Net income attributable to partners for the third quarter 2013 was $78 million ($0.45 per limited partner unit diluted), compared with $134 million ($1.09 per limited partner unit diluted) for the third quarter 2012. Additional highlights include:

•	Distributable cash flow of $121 million for the third quarter 2013

•	Twenty-two percent distribution increase to $2.52 (annualized), compared to the third quarter 2012 of $2.07 (annualized)

•	Ended the quarter with a Debt to Adjusted EBITDA ratio of 2.5x

•	Completed a successful open season for Granite Wash Extension crude oil pipeline project

•	Commenced an open season for the Permian Express 2 crude oil pipeline project

“As we continue to execute our growth plan, new assets are generating increasing ratable, long-term cash flow to help offset the recent market decline in our crude margin business,” said Michael J. Hennigan, president and chief executive officer.  “The third quarter was an excellent quarter financially for our base, ratable businesses.  But as we predicted, softening market conditions in our crude oil acquisition and marketing business reduced our market related earnings.”
On the Partnership's recently announced distribution, Hennigan added, “We were pleased to announce our fourth consecutive 5 percent quarter over quarter increase. This also represents the thirty-fourth successive quarter that we have increased our distribution. We are committed to growing stable, ratable cash flow for the Partnership and distributing that cash to our owners.”

As an update to recently announced open seasons, Hennigan said, “We are pleased to announce our tenth successful open season since 2011 as our Granite Wash Extension pipeline has received sufficient commitments to proceed as planned. This pipeline will provide Granite Wash producers the ability to deliver their rapidly growing crude production to various markets and refineries in Texas, on the Gulf Coast and in the MidContinent.”

Hennigan continued, “In addition, our Permian Express 2 open season is currently in progress. This pipeline will provide needed takeaway capacity from the rapidly developing Permian Basin region to multiple markets on the Gulf Coast, including our Nederland terminal, and in the MidContinent. Production forecasts remain very robust for the Permian Basin and we believe our Permian Express 2 provides a very attractive, flexible, and economic transportation option for producers.”
On the Partnership’s 2013 capital program, Hennigan noted, “With the success of our 2013 open seasons: Mariner South, Eaglebine Express and Granite Wash Extension, we have increased our current year expansion capital forecast to approximately $900 million, excluding the $60 million acquisition of the Marcus Hook facility which we continue to convert to a world-class natural gas liquid terminal only 300 miles from the Marcellus and Utica shales.”

DETAILS OF THIRD QUARTER SEGMENT ADJUSTED EBITDA

	Three Months Ended September 30,
	2013	2012	Variance
	(in millions)
Crude Oil Pipelines	$98	$73	$25
Crude Oil Acquisition and Marketing	18	54	(36)
Terminal Facilities	47	52	(5)
Refined Products Pipelines	18	25	(7)
Adjusted earnings before interest, taxes, depreciation and amortization expense (“Adjusted EBITDA”) (1)	$181	$204	$(23)

(1)
The Partnership’s definition of Adjusted EBITDA was revised beginning in the fourth quarter 2012. Prior period results have been recast to conform to the current presentation. For a detailed definition of the components included within Adjusted EBITDA, see the Non-GAAP Financial Measures table for a reconciliation to the applicable generally accepted accounting principle (“GAAP”) metric.

Crude Oil Pipelines
Adjusted EBITDA for the Crude Oil Pipelines segment increased $25 million due primarily to higher throughput volumes largely attributable to expansion projects which began operating during the second quarter of 2013, strong demand for West Texas crude oil and higher pipeline tariffs. These improvements were partially offset by higher operating expenses which included lower pipeline operating gains, increased utility expenses associated with higher throughput volumes and higher maintenance costs.
Crude Oil Acquisition and Marketing
Adjusted EBITDA for the Crude Oil Acquisition and Marketing segment decreased $36 million primarily due to lower crude oil margins driven by crude differentials which have contracted relative to the prior year period. This impact was partially offset by increased crude oil volumes resulting from the expansion in our crude oil trucking fleet and higher market demand.
Terminal Facilities
Adjusted EBITDA for the Terminal Facilities segment decreased $5 million due primarily to decreased operating results from the Partnership's refined products acquisition and marketing activities, which in 2012 included prior period inventory adjustments, and volume reductions at the Partnership’s refined products terminals. Partially offsetting these decreases were improved results from the Partnership’s Eagle Point and Nederland terminals and contributions from the Marcus Hook facility.
Refined Products Pipelines
Adjusted EBITDA for the Refined Products Pipelines segment decreased $7 million to $18 million for the third quarter 2013 compared to the prior year period. Results for 2012 included a $6 million non-recurring gain recognized by one of the Partnership's joint venture interests. Excluding this item, Adjusted EBITDA decreased $1 million compared to the prior year period. Higher integrity management costs and increased selling, general and administrative expenses were largely offset by higher pipeline tariffs.
Financing Update
Net interest expense increased $2 million to $22 million for the third quarter 2013 compared to the prior year period. The current period includes $5 million related to the non-cash amortization of the fair value adjustments recorded on the Partnership’s long-term debt. Excluding this amount, net interest expense increased $7 million compared to the prior year period primarily attributable to higher interest expense associated with the Partnership’s $700 million senior notes offering in January 2013. At September 30, 2013, the Partnership’s total debt balance was $2.18 billion, excluding $126 million of unamortized fair value adjustments. At September 30, 2013, the Partnership had available borrowing capacity of $550 million under its revolving credit facilities and $182 million of advances to affiliated companies, which represents the Partnership’s cash held by Sunoco in accordance with the Partnership’s participation in Sunoco’s cash management program.

CAPITAL EXPENDITURES

	Nine Months Ended September 30,
	2013	2012
	(in millions)
Expansion capital expenditures	$598	$206
Maintenance capital expenditures	37	29
Major acquisitions	60	—
Total	$695	$235
The Partnership’s expansion capital spending for the nine months ended September 30, 2013 included projects to: invest in the Partnership’s crude oil infrastructure by increasing its pipeline capabilities through previously announced expansion capital projects in Texas and Oklahoma; expand upon refined products acquisition and marketing services; upgrade the service capabilities at the Eagle Point and Nederland terminals; and invest in the previously announced Mariner and Allegheny Access projects. Major acquisitions for the nine months ended September 30, 2013 included the Partnership's acquisition of the Marcus Hook Facility from Sunoco for $60 million. The Partnership expects to invest approximately $900 million in expansion capital during 2013, excluding major acquisitions, which will be largely funded by the $700 million senior notes offering in January 2013 and excess operating cash flows. Maintenance capital spending is estimated to be approximately $65 million in 2013.

INVESTOR CALL
The Partnership will host a conference call regarding third quarter results on Wednesday, November 6, 2013 at 8:30am ET (7:30am CT). Those wishing to listen can access the call by dialing (USA toll free) 1-800-369-2171; International (USA toll) 1-517-308-9315 and request “Sunoco Logistics Partners Earnings Call, Conference Code: Sunoco Logistics.” This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-866-419-2889. International callers should dial 1-203-369-0767.
ABOUT SUNOCO LOGISTICS
Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil and refined products pipeline, terminalling, and acquisition and marketing assets. SXL’s general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. web site at www.sunocologistics.com.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2013, and in the Partnership’s subsequent Form 10-Q and Form 8-K filings. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Three Months Ended September 30,
	2013	2012	Variance
	(in millions, except units and per unit amounts)
Income Statement:
Sales and other operating revenue	$4,528	$3,207	$1,321
Total revenues	4,528	3,207	1,321
Cost of products sold	4,287	2,958	1,329
Operating expenses	36	39	(3)
Selling, general and administrative expenses	33	30	3
Depreciation and amortization expense	68	26	42
Total costs and expenses	4,424	3,053	1,371
Operating Income	104	154	(50)
Interest cost and debt expense, net	(25)	(24)	(1)
Capitalized interest	3	4	(1)
Other income	7	11	(4)
Income Before Provision for Income Taxes	89	145	(56)
Provision for income taxes	(8)	(8)	—
Net Income	81	137	(56)
Less: Net Income attributable to noncontrolling interests	(3)	(3)	—
Net Income attributable to Partners	$78	$134	$(56)

Calculation of Limited Partners’ interest:
Net Income attributable to Partners	$78	$134	$(56)
Less: General Partner’s interest	(31)	(21)	(10)
Limited Partners’ interest in Net Income	$47	$113	$(66)

Net Income per Limited Partner unit:
Basic	$0.45	$1.09

Diluted	$0.45	$1.09

Weighted Average Limited Partners’ units outstanding:
Basic	103.8	103.6

Diluted	104.3	103.9

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Nine Months Ended September 30,
	2013	2012	Variance
	(in millions, except units and per unit amounts)
Income Statement:
Sales and other operating revenue	$12,351	$9,921	$2,430
Gain on divestments and related matters	—	11	(11)
Total revenues	12,351	9,932	2,419
Cost of products sold	11,534	9,214	2,320
Operating expenses	87	97	(10)
Selling, general and administrative expenses	100	86	14
Depreciation and amortization expense	196	76	120
Impairment charge and related matters	—	(1)	1
Total costs and expenses	11,917	9,472	2,445
Operating Income	434	460	(26)
Interest cost and debt expense, net	(72)	(73)	1
Capitalized interest	14	8	6
Other income	16	18	(2)
Income Before Provision for Income Taxes	392	413	(21)
Provision for income taxes	(23)	(24)	1
Net Income	369	389	(20)
Less: Net Income attributable to noncontrolling interests	(8)	(8)	—
Net Income attributable to Partners	$361	$381	$(20)

Calculation of Limited Partners’ interest:
Net Income attributable to Partners	$361	$381	$(20)
Less: General Partner’s interest	(88)	(55)	(33)
Limited Partners’ interest in Net Income (1)	$273	$326	$(53)

Net Income per Limited Partner unit:
Basic	$2.63	$3.15

Diluted	$2.62	$3.14

Weighted Average Limited Partners’ units outstanding:
Basic	103.8	103.5

Diluted	104.3	103.9

(1)	Includes interest in net income attributable to Class A units, which were converted to common units in July 2012.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	September 30, 2013	December 31, 2012
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$2	$3

Advances to affiliated companies	$182	$56

Revolving credit facilities (1)	$35	$139
Senior Notes	2,150	1,450
Unamortized fair value adjustments (2)	126	143
Total Debt	$2,311	$1,732

Sunoco Logistics Partners L.P. Partners’ equity	$6,195	$6,072
Noncontrolling interests	124	123
Total Equity	$6,319	$6,195

Debt to Adjusted EBITDA Ratio:
Total Debt	$2,311
Less: Unamortized fair value adjustments (2)	(126)
	$2,185

Adjusted EBITDA (Twelve months ended September 30, 2013)	880
Debt to Adjusted EBITDA Ratio	2.5x

(1)	As of September 30, 2013, the Partnership had available borrowing capacity of $550 million under its revolving credit facilities.

(2)
In connection with the application of push-down accounting, the Partnership’s senior notes were adjusted to fair value upon the closing of the acquisition of the Partnership’s general partner by Energy Transfer Partners, L.P. on October 5, 2012. At September 30, 2013, there was $126 million of unamortized fair value adjustments remaining. Interest expense for the three and nine months ended September 30, 2013 is net of $5 and $17 million, respectively, of amortization of the fair value adjustments.

Sunoco Logistics Partners L.P.
Financial and Operating Statistics
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in millions)
Sales and other operating revenue
Crude Oil Pipelines	$139	$108	$356	$288
Crude Oil Acquisition and Marketing	4,244	3,010	11,550	9,258
Terminal Facilities	177	101	536	406
Refined Products Pipelines	34	33	96	96
Intersegment eliminations	(66)	(45)	(187)	(127)
Total sales and other operating revenue	$4,528	$3,207	$12,351	$9,921

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in millions)
Adjusted EBITDA
Crude Oil Pipelines	$98	$73	$247	$203
Crude Oil Acquisition and Marketing	18	54	200	158
Terminal Facilities	47	52	171	173
Refined Products Pipelines	18	25	43	57
Total Adjusted EBITDA	$181	$204	$661	$591

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Operating Highlights

Crude Oil Pipelines:
Pipeline throughput (thousands of bpd)	1,976	1,601	1,817	1,546
Pipeline revenue per barrel (cents)	76.3	73.6	71.7	68.0

Crude Oil Acquisition and Marketing:
Crude oil purchases (thousands of bpd)	716	692	754	674
Gross profit per barrel purchased (cents) (1)	33.9	91.5	103.0	92.8
Average crude oil price (per barrel)	$105.82	$92.19	$98.17	$96.20

Terminal Facilities:
Terminal throughput (thousands of bpd):
Refined products terminals	432	495	434	499
Nederland terminal	968	721	917	703
Refinery terminals	495	381	421	369

Refined Products Pipelines: (2)
Pipeline throughput (thousands of bpd)	577	576	566	565
Pipeline revenue per barrel (cents)	64.3	62.2	62.0	62.2

Sunoco Logistics Partners L.P.
Financial and Operating Statistics Notes
(unaudited)

(1)	Represents total segment sales and other operating revenue less cost of products sold and operating expenses divided by total crude oil purchases.

(2)	Excludes amounts attributable to equity interests which are not consolidated.

Sunoco Logistics Partners L.P.
Non-GAAP Financial Measures
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in millions)
Net Income	$81	$137	$369	$389
Interest expense, net	22	20	58	65
Depreciation and amortization expense	68	26	196	76
Impairment charge (1)	—	—	—	9
Provision for income taxes	8	8	23	24
Non-cash compensation expense	4	1	10	6
Unrealized (gains) losses on commodity risk management activities	(8)	3	(12)	6
Amortization of excess joint venture investment	—	—	1	—
Proportionate share of unconsolidated affiliates’ interest, depreciation and provision for income taxes	6	9	16	16
Adjusted EBITDA (2)	181	204	661	591
Interest expense, net	(22)	(20)	(58)	(65)
Provision for income taxes	(8)	(8)	(23)	(24)
Amortization of fair value adjustments on long-term debt	(5)	—	(17)	—
Distributions versus Adjusted EBITDA of unconsolidated affiliates	(10)	(16)	(21)	(25)
Maintenance capital expenditures	(15)	(11)	(37)	(29)
Distributable cash flow attributable to noncontrolling interests	(3)	(3)	(11)	(9)
Contributions attributable to acquisition from affiliate	3	—	6	—
Distributable Cash Flow (2)	$121	$146	$500	$439

(1)
In the first quarter 2012, the Partnership recognized a non-cash impairment charge related to a cancelled software project for the crude oil acquisition and marketing business and a refined products pipeline project in Texas.

(2)
Management of the Partnership believes Adjusted EBITDA and Distributable cash flow information enhances an investor’s understanding of a business’s ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and Distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States GAAP and may not be comparable to other similarly titled measures of other businesses. Historical amounts presented have been recast to conform to current period presentation.